Exhibit 10.1
THE WALT DISNEY COMPANY
500 South Buena Vista Street
Burbank, California 91521

As of September 27, 2025

Ms. Sonia L. Coleman
c/o The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

RE: Second Amendment to that certain Employment Agreement, dated as of April 8, 2023, by and between The Walt Disney Company and Sonia Coleman (the “Agreement”).

Dear Ms. Coleman:

This letter agreement will confirm that the Agreement is hereby amended as follows, effective as of the date hereof.

1. Paragraph 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company, for the period commencing as of April 8, 2023 (the “Commencement Date”) and ending on June 30, 2028 (or such earlier date as shall be determined pursuant to Paragraph 5). The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period.”

2. The first sentence of Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

During the Employment Period, Executive shall serve as Senior Executive Vice President and Chief People Officer of the Company and in such other positions with the Company and its subsidiaries consistent with Executive’s position as Senior Executive Vice President and Chief People Officer, as the Company reasonably may assign.

3. The first paragraph of Paragraph 3(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

Base Salary. Commencing September 27, 2025, Executive shall receive an annual base salary of $1,000,000. Subsequent salary amounts shall be determined by the Company in its sole discretion; provided, however, that none of such subsequent annualized salaries shall be less than Executive’s most recent annualized salary amount. Notwithstanding any other provision of this Agreement or any other Company document reflecting Executive’s Base Salary (as defined below), the

Company may reduce Executive’s Base Salary by any amount up to 50% of Executive’s then-current Base Salary for any period of time up to a consecutive or cumulative maximum period of six months if during such applicable period Disney has instituted a Disney-wide salary reduction program broadly applicable to employees at a comparable level to Executive.
4. Paragraph 3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
Annual Incentive Bonus. Executive shall be given the opportunity to earn an annual discretionary incentive bonus in accordance with the annual bonus plan generally applicable to the most senior executives of the Company, as the same may be in effect from time to time (the “Annual Plan”). Executive’s target annual incentive bonus opportunity under the Annual Plan during each full fiscal year during the term hereof shall be one hundred seventy-five percent (175%) of Executive’s Base Salary in effect at the end of such fiscal year. The actual amount payable to Executive as an annual bonus under the Annual Plan shall be dependent upon the achievement of performance objectives established in accordance with the Annual Plan by the Board of Directors of the Company or the committee of the Board of Directors of the Company responsible for administering such Annual Plan (the “Compensation Committee”), which, as to Company performance objectives, shall be substantially the same as the objectives established under the Annual Plan for other senior executive officers of the Company, though individual performance criteria may differ to reflect differences in responsibilities. The preceding sentence shall not limit any power or discretion of the Board of Directors of Company or the Compensation Committee in the administration of the Annual Plan. Any bonus payable pursuant to this Paragraph 3(b) shall be paid at the same time as annual bonuses are generally payable to the most senior executives of Company in accordance with the provisions of the Annual Plan, subject to Executive’s continued employment with Company through the date on which such bonuses are paid. If Executive’s employment continues until and ends upon the Scheduled Expiration Date, the Chief Executive Officer of the Company will, in his discretion, recommend to the Compensation Committee an annual cash bonus for the fiscal year in which the termination occurs in consideration of Executive’s contributions during such fiscal year. Such bonus shall be payable at the same time annual cash bonuses are paid to senior management and shall be based on actual achievement of performance targets, evaluated as if Executive had remained employed through the end of the applicable performance period.
5. Paragraph 3(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
Eligibility for Equity Awards. Subject to the terms of this Agreement, Executive shall be entitled to participate in any stock option, restricted stock unit, performance share, performance unit or other equity-based long-term incentive compensation plan, program or arrangement generally made available to the most senior executives of Company, on substantially the same terms and conditions as generally apply to such other such executives, except that the size of the awards made to Executive shall reflect Executive’s position with the Company and the Compensation Committee’s evaluation of Executive’s performance and competitive compensation practices. For each full fiscal year during the term hereof, Executive shall receive an annual award with a target accounting award value (which value shall be as determined in accordance with the policies and practices generally applicable to the most senior executives of Company) of three hundred seventy-five percent (375%) of Executive’s Base Salary as expected to be in effect at the end of such fiscal year; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company. The preceding sentence shall not limit any power or discretion of the Board of Directors of Company or the Committee in the administration of any such long-term incentive plan, it being understood, specifically, that the Compensation Committee may adjust (i.e. reduce or increase) the target award value of any award made in respect of any fiscal year based on its evaluation of Executive’s performance and/or any economic, financial and/or market conditions affecting the Company. The actual benefits conveyed to Executive in respect of any such awards may be less than, greater than or equal to the targeted award value, as such benefits will be dependent on a series of performance and other factors, such as the value of Company’s common stock and satisfaction of any applicable vesting requirements and performance conditions.
6. The definition of “Scheduled Expiration Date” in Paragraph 5(e) of the Agreement is hereby amended to read in its entirety as follows:
“Scheduled Expiration Date” means June 30, 2028.
7. The definition of “Termination for Cause” in Paragraph 5(e) is hereby deleted in its entirety and replaced with the following:
“Termination for Cause” means a termination based on Executive’s (i) conviction of embezzlement, fraud, or other conduct which would constitute a felony; (ii) willful unauthorized disclosure of confidential information; (iii) failure, neglect of, or refusal to substantially perform the duties of the Executive’s employment; or (iv) any other act or omission which is a significant breach of the Company’s policies or which is significantly injurious to the financial condition or business reputation of the Company or any Affiliate thereof, which termination may be effected (A) immediately upon notice from the Company if the Company shall reasonably and in good faith determine that the conduct or cause specified in such notice is not curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is not curable); or (B) upon twenty business days notice from the Company, if the Company shall and in good faith determine that the conduct or cause specified in such notice is curable (it being understood that such notice shall describe in reasonable detail the conduct or cause giving rise to such notice and shall state the reason(s) why the Company has determined that such conduct or cause is curable and what steps the Company believes should or could be taken to cure such conduct or cause, provided, however, that such opportunity to cure shall only be provided by the Company with respect to a termination of Executive’s employment hereunder due to clause (iii) above); provided that the Company shall not be entitled to terminate Executive’s employment for Cause, if Executive has, within five business days after notice in accordance with subclause (B) has been given personally to Executive or otherwise has been received by Executive, commenced in good faith to cure the conduct or cause specified in such notice and completes such cure within 20 business days following the date such notice was received.
8. The definition of “Termination for Good Reason” in Paragraph 5(e) is hereby deleted in its entirety and replaced with the following:
“Termination for Good Reason” means a termination of Executive’s employment under this Agreement by Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in Executive’s compensation rights hereunder (that is, a reduction in Base Salary, target bonus opportunity specified in Paragraph 3(b) or target annual discretionary incentive award specified in Paragraph 3(c) other than as permitted in Paragraph 3(c), it being understood that the failure of Executive to receive an actual bonus for any fiscal year equal to or greater than the target bonus opportunity or to receive in respect of any equity award granted an amount that is equal to or greater than the target annual incentive value ascribed to such award is not a reduction in such compensation rights); (ii) the removal of Executive by the Company from the position of Senior Executive Vice President and Chief People Officer of the Company; (iii) a material reduction in Executive’s duties and responsibilities as of the date of this Agreement; (iv) the assignment to Executive of duties that are materially inconsistent with Executive’s position or duties or that materially impair Executive’s ability to function as Senior Executive Vice President and Chief People Officer of the Company, and any other position in which Executive is then serving; (v) the relocation of Executive’s principal office to a location that is more than 50 miles outside of the greater Los Angeles area; or (vi) a material breach of any provision of this Agreement by the Company. In addition, following the occurrence of a Change in Control (as defined in the 2011 Stock Incentive Plan of the Company (the “2011 Stock Plan”), the Amended and Restated 2005 Stock Incentive Plan (the “2005 Stock Plan”) and the Amended and Restated 1995 Stock Incentive Plan (the “1995 Stock Plan”)), any occurrence that would constitute a Triggering Event for purposes of Section 11 of the 2011 Stock Plan, the 2005 Stock Plan and the 1995 Stock Plan (together with the 2011 Stock Plan and 2005 Stock Plan, the “Plans”), as such Plans may be amended and/or superceded from time to time, shall also constitute an event upon which Executive may effect a Termination for Good Reason in accordance with this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (A) if Executive shall have consented in writing to the occurrence of the specific event giving rise to the claim of Termination for Good Reason (and such consent may reasonably be understood to generally relate to the time period in which such event occurred), or (B) unless Executive shall have delivered a written notice to the Company within three months of having actual knowledge of the occurrence of one of such events stating that Executive intends to terminate Executive’s employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.
9. Paragraph 7(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
Non-Solicitation of Employees. During the Employment Period and, subject to the provisions of applicable law, during the one-year period following any termination of Executive’s employment, Executive shall not, directly or indirectly solicit for employment any employee of the Company or any of its affiliates, whose duties and capabilities Executive knows by reason of Executive’s employment with Company (other than Executive’s personal assistant).
10. Paragraph 8(j) of the Agreement is hereby deleted in its entirety and replaced with the following:
Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by electronic mail, by courier service, or by registered mail, return receipt requested, and shall be effective upon actual receipt when delivered personally, by electronic mail, or by courier and when sent by registered mail, three business days following date of mailing, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):
If to the Company:
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521
Attention:    Chief Executive Officer
Facsimile: (818) 560-5960
and
Senior Executive Vice President,
Chief Legal & Compliance Officer
Facsimile: (818) 569-5146

If to Executive:
To the address listed as Executive’s principal residence in the Company’s human resources records (or in the event of electronic transmission, to the email address contained in Company records) and to Executive’s principal place of employment with the Company.
As amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. If the foregoing accurately reflects your understanding of our mutual agreement, please so indicate in the space provided below and return an executed copy hereof to us at your earliest convenience.

Very truly yours,

THE WALT DISNEY COMPANY

By:	/s/ Shawna Swanson

Title:	Associate General Counsel

Date:	September 27, 2025

ACCEPTED AND AGREED TO:

/s/ Sonia L. Coleman
Sonia L. Coleman

Date:	September 27, 2025